Exhibit 99.1

Comtrafo Indústria de Transformadores Elétricos S.A.

Consolidated financial statements As of December 31, 2024 and for the year then ended

Content

Independent auditors’ report on consolidated financial statements         3

Consolidated statement of financial position         5

Consolidated statement of profit or loss and other comprehensive income         6

Consolidated statement of changes in shareholders' equity          7

Consolidated statement of cash flows         8

Notes to the consolidated financial statements         9

Independent Auditor’s Report on the consolidated financial statements
To the Management of Comtrafo Indústria de Transformadores Elétricos S.A. Cornélio Procópio – Paraná
Qualified opinion

We have audited the consolidated financial statements of Comtrafo Indústria de Transformadores Elétricos S.A. and its subsidiaries (“The Group”), which comprise the consolidated statement of financial position as of December 31, 2024 and the related consolidated statements of profit or loss and other comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, except for the omissions of the information described in the Basis for Qualified Opinion section of our report, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2024, and the results of its operations and its cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

Basis for Qualified Opinion

As discussed in Note 3, the accompanying consolidated financial statements are not presented in accordance with International Accounting Standard 1 – Presentation of Financial Statements, as they do not include comparative figures, which constitute a departure from IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated financial statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore there is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

-         Exercise professional judgment and maintain professional skepticism throughout the audit.

-         Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

-         Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Group’s internal control. Accordingly, no such opinion is expressed.

-         Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

-         Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with management regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG Auditores Independentes Ltda.

Londrina - Paraná, Brazil

February 17, 2026

Comtrafo Indústria de Transformadores Elétricos S.A.

Consolidated statement of financial position as of December 31, 2024

(In thousands of Brazilian Reais)

Assets	Note	2024	Liabilities	Note	2024

Cash and cash equivalents	9	115,990	Trade and other accounts payables	15	18,980
Trade and other receivables	10	30,075	Loans and borrowings	17	20,708
Inventories	11	225,159	Derivative financial instruments	25	309
Advances to suppliers	12	10,198	Lease liabilities		2,548
Recoverable taxes	13	28,521	Social charges and labor obligations		10,101
Derivative financial instruments	25	614	Tax liabilities		1,690
Prepaid expenses		561	Related parties	20	50,573
			Advances from customers	16	59,796
Current assets		411,118
			Current liabilities		164,706
Derivative financial instruments	25	785
Receivables from related parties	10 and 20	65
Deferred income tax and social contribution	18	21,758	Trade and other accounts payables	15	910
Recoverable taxes	13	418	Loans and borrowings	17	63,244
Judicial deposits		2,373	Derivative financial instruments	25	421
Other assets		857	Lease liabilities		2,371
			Related parties	20	4,580
Property, plant and equipment	14	51,262	Tax liabilities		2,880
Right of use assets		3,981	Provision for tax, labor and civil risks	19	2,616
Intangible assets		814
			Non-current liabilities		77,022
Non-current assets		82,313

			Shareholders' equity	21
			Share capital		61,477
			Tax incentives reserves		109,240
			Legal reserve		12,295
			Statutory reserves		3,178
			Profit retention reserve		47,008

			Total equity attributable to owners of the Company		233,199

			Non-controlling interests		18,504

			Total shareholders' equity		251,702

Total assets		493,431	Total shareholders' equity and liabilities		493,431

The notes are an integral part of these consolidated financial statements.

Comtrafo Indústria de Transformadores Elétricos S.A.

Consolidated statement of profit or loss and other comprehensive income

Year ended December 31, 2024

(In thousands of Brazilian Reais)
	Note	2024

Revenue	22	365,141
Cost of sales	23	(228,073)

Gross profit		137,068

Sales expenses	23	(55,054)
Impairment loss on trade receivables	10 e 23	(5,966)
Administrative and general expenses	23	(20,654)
Other operating income, net		2,932

Income before net financial (expenses) income and income taxes		58,327

Financial income	24	18,381
Financial expenses	24	(9,984)

Financial income, net		8,397

Income before income taxes		66,723

Income tax and social contribution - current	18	(19,157)
Income tax and social contribution - deferred	18	15,985

Profit for the year		63,552

Other comprehensive income		-

Total comprehensive income for the year		63,552

Profit and other comprehensive income attributable to
Owners of the Company		60,618
Non-controlling interests		2,933

		63,552

The notes are an integral part of these consolidated financial statements.

Comtrafo Indústria de Transformadores Elétricos S.A.

Consolidated statement of changes in shareholders’ equity

Year ended December 31, 2024
(In thousands of Brazilian Reais)
		Attributable to owners of the Company

					Statutory reserves

	Note	Share capital	Tax incentive Reserve	Legal Reserve	Revaluation reserve	Working capital reserve	Profit retention reserve	Retained earnings	Total equity attributable to owners of the Company	Non-controlling interests	Total shareholders' equity

Balance as of January 01, 2024		61,477	91,437	12,295	78	3,100	79,993	-	248,380	15,585	263,965

Profit for the year		-	-	-	-	-	-	60,618	60,618	2,933	63,552

Recognition of tax incentive reserve	21b	-	17,803	-	-	-	(17,803)	-	-	-	-
Interest on equity	21f	-	-	-	-	-		(36,766)	(36,766)	(15)	(36,781)
Distribution of dividends	21f	-	-	-	-	-	(15,181)	(23,852)	(39,033)	-	(39,033)
Profit retention	21e	-		-	-	-	-	-	-	-	-

Balance as of December 31, 2024		61,477	109,239	12,295	78	3,100	47,008	-	233,199	18,504	251,702

The notes are an integral part of these consolidated financial statements.

Comtrafo Indústria de Transformadores Elétricos S.A.

Consolidated statement of cash flows - Indirect method

Year ended December 31, 2024

(In thousands of Brazilian Reais)
	Notes	2024
Cash flows from operating activities
Net income for the year		63,552

Fair value changes on derivative instruments		(4,577)
Impairment loss on trade receivables - trade receivables	10 e 23	5,966
Interest on loans and borrowing	17	5,230
Foreign exchange	24	(2,288)
Interest income on trade receivables	24	(3,260)
Interest on short-term financial investments	24	(4,658)
Impairment losses on inventories	11	13,401
Depreciation of property, plant and equipment	14	2,360
Amortization of right-of-use assets		5,108
Residual amount of written-off property, plant and equipment	14	234
Provision for tax, labor and civil risks	19	44
Interest on lease liabilities		937
Income tax and social contribution - current	18	19,157
Income tax and social contribution - deferred	18	(15,985)

		85,220
Changes in:
Trade and other receivables and advances to suppliers		13,481
Inventories		(9,201)
Recoverable taxes		4,342
Prepaid expenses		(1)
Judicial deposits		1,394
Other assets		306
Trade and other accounts payables		(15,012)
Advances from customers		4,383
Social charges and labor obligations		1,526
Tax liabilities		(461)

Cash generated from operating activities		85,976

Interest paid - loans and borrowings	17	(5,230)
Interest paid - leases		(937)
Income taxes paid		(24,218)

Net cash from operating activities		55,591

Cash flows from investing activities
Acquisition of property and equipment	14	(5,735)
Acquisition of intangible		(686)
Proceeds from Interest on financial investments		4,658
Repayment of loans previously granted to related parties		2,163

Net cash used in investing activities		400

Cash flows from financing activities
Proceeds from loans and borrowings	17	48,428
Payment of loans and borrowings	17	(36,791)
Payment of related parties loans		(5,429)
Dividends and interest on equity paid	21f	(45,957)
Payment of lease liabilities		(5,275)

Net cash used in financing activities		(45,024)

Net increase in cash and cash equivalents		10,967
Effect of movements in exchange rates on cash held		10,931
Cash and cash equivalents at beginning of year		94,092

Cash and cash equivalents at end of year	9	115,990

The notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

(In thousands of Brazilian Reais)

1	Reporting entity

Comtrafo Indústria de Transformadores Elétricos S.A. (the “Company” or “Comtrafo”) is a privately held corporation domiciled in Brazil. The Company’s registered office is located at Avenida Agostinho Ducci, No. 280, Parque Industrial, in the city of Cornélio Procópio, State of Paraná.

The Group’s consolidated financial statements cover the Company and its subsidiaries (jointly referred to as “Group”). The Group’s activities comprise the trading of electrical materials, the provision of electrical installation and maintenance services, and the manufacture of equipment and devices for the distribution and control of electrical energy, including electrical transformers.

2	List of subsidiaries

Entity	Country	Control	Ownership interest %
			12/31/2024

Eletrotrafo Produtos Elétricos Ltda. (i)	Brazil	Direct	60
Elétrica Materiais Elétricos Ltda. (ii)	Brazil	Indirect	80
Sudoeste - Elétrica Industrial Ltda. (ii)	Brazil	Indirect	50

(i)

Eletrotrafo Produtos Elétricos Ltda. (the “Eletrotrafo”) is a limited liability company domiciled in Brazil. The Eletrotrafo’s registered office is located at Av. Dr. Francisco Lacerda Jr., No. 1551, in the city of Cornélio Procópio, State of Paraná.

(ii)

(Elétrica Materiais Elétricos Ltda. and Sudoeste - Elétrica Industrial Ltda., both controlled by Eletrotrafo Produtos Elétricos Ltda. and, therefore, indirectly by Comtrafo, are limited liability companies domiciled in Brazil that operate in the trade of electrical materials and the provision of electrical installation and maintenance services.

The subsidiaries information is presented as follows:

		As of and for the year ended December 31, 2024

	Interest (%)	Assets	Liabilities	Shareholders’ equity	Net revenue	Net income (loss) for the year
Eletrotrafo Produtos Elétricos Ltda.	60	83,254	36,662	46,592	95,427	7,142
Elétrica Materiais Elétricos Ltda.	80	2,857	1,239	1,618	10,021	424
Sudoeste - Elétrica Industrial Ltda.	50	46	1,079	(1,033)	-	(87)

3	Basis of accounting

The consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”) except for the fact that the consolidated financial statements are not presented in accordance with International Accounting Standard 1 – Presentation of Financial Statements, as they do not include comparative figures, which constitute a departure from IFRS Accounting Standards

The issuance of the consolidated financial statements was authorized by the Group’s management on February 17, 2026.

Details on the Group’s accounting policies are shown in Note 7.

4	Functional and presentation currency

These consolidated financial statements are presented in Brazilian reais, which is the functional currency of the Company and its subsidiaries. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

5	Use of judgements and estimates

In preparing these consolidated financial statements, management has made judgments and estimates about the future, that affect the application of accounting principles of the Group, and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively.

a.	Judgments

Information about judgments made in applying the accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following note:

●	Note 19 - recognition of provisions for contingencies: determining if there is a present obligation with probable likelihood of outflow of resources to settle the obligations.

b.	Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties as of December 31, 2024, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:

●	Note 18 – Recognition of deferred tax assets: availability of future taxable profits against which deductible temporary differences and tax losses carried forward can be utilized.

●	Note 10 – Key assumptions in determining the measurement of the impairment loss on trade receivables; and

●	Note 19 - measurement of provisions for contingencies: main assumptions regarding the magnitude of the outflows of funds.

c.	Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair value for both financial and non-financial assets and liabilities.

The Group established a control structure related to measurement of fair value.

When measuring fair value of an asset or liability, the Group uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:

●	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (prices) or indirectly (derived from prices).

●	Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period in which the changes occur.

6	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis, except for derivative financial instruments, which are measured at fair value at each reporting date and changes in fair value are recognized in the statement of profit or loss.

7	Material accounting policies

The material accounting policies applied in these consolidated financial statements are described below:

a.	Basis of consolidation

(i)	Subsidiaries

The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The consolidated financial statements of subsidiaries are included in the consolidated financial statements from the date on which the Group obtains control, until the date on which control ceases.

(ii)	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income or expenses arising from intra-Group transactions, are eliminated.

(iii)	Non-controlling interests account policy

Changes in the Group's ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

b.	Foreign currency

(i)	Foreign currency transactions

Foreign currency transactions are translated into Brazilian reais, which is the functional currency of the Group, at the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated into the functional currency at the exchange rates at the reporting date. Non-monetary items that are measured based on historical cost in a foreign currency are translated using the exchange rates at the dates of the transactions. Foreign exchange differences arising on translation are generally recognized in profit or loss

c.	Revenue

The Group’s revenue is generated primarily from three operating activities: (i) the sale of power transformers and related components in both domestic and international markets; (ii) the resale of electrical materials through retail operations; and (iii) the provision of electrical installation services. See Note 22 for detailed information on performance obligations and revenue recognition.

d.	Short-term employee benefits

Short-term employee benefit obligations are recognized as personnel expenses as the related services are rendered. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by employees and the obligation can be reliably estimated.

e.	Finance income and finance expenses

The Group finance income and finance expenses comprise:

●	Interest income;

●	Interest expense;

●	Foreign exchange gains and losses on financial assets and liabilities; and

●	Gains and losses on derivatives instruments transactions.

Interest income and interest expense are recognized in profit or loss using the effective interest method.

The ‘effective interest rate’ is the rate that estimated future cash payments or receipts through the expected life of the financial instrument to:

●	the gross carrying amount of the financial asset; or

●	the amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the financial asset (when the asset is not credit‑impaired) or to the amortized cost of the liability. However, for financial assets that have become credit‑impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit‑impaired, then the calculation of interest income reverts to the gross basis.

f.	Income tax and social contribution

Current and deferred income tax and social contribution are calculated based on the statutory tax rates of 15%, plus a 10% surplus on taxable profit exceeding R$ 240 (annual basis) for income tax purposes, and 9% on taxable profit for social contribution on net income, taking into account the offset of tax losses and negative tax bases for social contribution, limited to 30% of the taxable profit for the year.

Income tax and social contribution expense comprises current and deferred income tax and social contribution. Current and deferred taxes are recognized in profit or loss unless they relate to a business combination or to items recognized directly in equity or in other comprehensive income.

(i)	Current tax

Current tax expense represents the estimated tax payable or recoverable on the taxable profit or loss for the year, including any adjustments to tax payable in respect of prior years. The amount of current tax payable or recoverable is recognized in the statement of financial position as a tax asset or liability based on the best estimate of the amount expected to be paid to or recovered from the tax authorities, reflecting any uncertainties related to its determination, if applicable. Current tax is measured using tax rates enacted or substantively enacted at the reporting date.

Current tax assets and liabilities are offset only when certain criteria are met.

(ii)	Deferred tax

Deferred tax assets and liabilities are recognized for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their corresponding tax basis. Changes in deferred tax assets and liabilities during the year are recognized as deferred income tax and social contribution expense.

Deferred tax assets are recognized in respect of deductible temporary differences and unused tax losses to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Deferred tax assets and liabilities are measured using the tax rates expected to apply to the temporary differences when they reverse, based on tax rates that have been enacted or substantively enacted by the reporting date.

The measurement of deferred tax assets and liabilities reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset only when certain criteria are met.

g.	Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the weighted average cost method and includes expenditures incurred in the acquisition of inventories, production and conversion costs, and other costs incurred in bringing inventories to their present location and condition. In the case of work in progress inventories, cost includes an allocation of manufacturing overheads based on normal operating capacity.

The net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

h.	Property, plant and equipment

(i)	Recognition and measurement

Items of property, plant and equipment are measured at historical cost of acquisition or construction, less accumulated depreciation and any accumulated impairment losses (if any).

When significant parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Any gains or losses arising from the disposal of an item of property, plant and equipment are recognized in profit or loss.

(ii)	Subsequent expenditure

Subsequent expenditures are capitalized only when it is probable that future economic benefits associated with the expenditure will flow to the Group and the cost can be measured reliably. All other subsequent expenditure is recognized in profit or loss as incurred.

(iii)	Depreciation

Depreciation is calculated to write off the cost of items of property, plant and equipment, net of their estimated residual values, on a straight-line basis over their estimated useful lives. Depreciation is recognized in profit or loss. Land is not depreciated.

The estimated useful lives of property, plant and equipment are as follows:

Years of useful lives
Vehicles	04 years
Commercial Installations	10 years
Machinery and equipment	10 years
Furniture and fixtures	10 years
IT equipment	6 – 7 years
Communication equipment	6 – 7 years
Tools and accessories	10 years

i.	Financial instruments

(i)	Initial recognition and measurement

Financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for items not measured at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to its acquisition or issuance. Trade receivables without a significant financing component are initially measured at the transaction price.

(ii)	Classification and subsequent measurement

Financial assets - classification

On initial recognition, a financial asset is classified as subsequently measured at: amortized cost or FVTPL.

Financial assets are not subsequently reclassified after initial recognition unless the Group changes its business model for managing financial assets. In such case, all affected financial assets are reclassified on the first day of the reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as measured at fair value through profit or loss (FVTPL):

●	it is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

●	its contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding.

All financial assets, except for derivative financial instruments which are measured at FVTPL, are measured at amortized cost.

Financial assets – Business model assessment

The Group maintains a single business model for all of its financial assets, which is solely to hold such assets in order to collect the related contractual cash flows. Under this business model, financial assets are managed with the objective of collecting contractual cash flows over the life of the instrument, and not for the purpose of selling them. Accordingly, all financial assets are evaluated for classification and measurement based on the Group’s intention and ability to hold these assets to collect contractual cash flows that are solely payments of principal and interest (“SPPI”).

Financial assets – subsequent measurement and gains and losses

Financial assets measured at amortized cost

These assets are subsequently measured at amortized cost using the effective interest method. Amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses, and impairment losses are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Financial assets at FVTPL	These assets are subsequently measured at fair value. Net gains and losses, including any interest are recognized in profit or loss.

Financial liabilities – classification, subsequent measurement and gains and losses

Financial liabilities are classified and measured as amortized cost, except for derivative financial instruments, which are measured at fair value at each reporting date and changes in fair value are recognized in the statement of profit or loss.

Financial liabilities (other than derivative financial instruments) are subsequently measured at amortized cost using the effective interest method. Interest expense, foreign exchange gains and losses are recognized in statement of profit or loss. Any gain or loss on derecognition is also recognized in statements of profit or loss.

(iii)	Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flow of the asset expire, or when the Group transfers the rights to receive the contractual cash flows over a financial asset in a transaction in which essentially all the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers or maintains all ownership risks and rewards of the financial assets and also does not hold the control over the financial asset.

Financial liabilities

The Group derecognizes a financial liability when its contractual obligation is discharged, cancelled or expires. A financial liability is also derecognized when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

(iv)	Offseting

Financial assets and financial liabilities are offset and the net amount is presented in the statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the recognized amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(v)	Derivative financial instruments

The Group holds derivative financial instruments to hedge its exposure to risks of foreign currency changes.

Derivatives are initially measured at fair value. After the initial recognition, derivatives are measured at fair value and changes are recorded in statement of profit or loss.

j.	Impairment

(i)	Non-derivative financial assets

Financial instruments

The Group recognizes Impairment loss on trade accounts receivables for expected credit losses on:

●	Financial assets measured at amortized cost (trade and other receivables).

The Group measures impairment loss on trade receivables at an amount equal to expected credit losses for life, except for items described below, which are measured as expected credit loss for 12 months: and

●

Other debt securities and bank balances for which the credit risk (i.e., default risk throughout the expected life of financial instrument) has not significantly increased since the beginning of initial recognition.

Impairment loss on trade accounts receivables are measured at a value equal to an expected credit loss for the instrument’s entire life.

When determining if the credit risk of a financial asset has significantly increased since the initial recognition and when estimating expected credit losses, the Group considers reasonable and tolerable information that is relevant and available without excessive cost or effort. This includes quantitative and qualitative information and analysis, based on the Group's historical experience, credit assessment, and considering prospective information (forward-looking).

The Group assumes that the credit risk in a financial asset increased significantly if it is more than 360 days overdue.

The Group considers a financial asset in default when:

●	It is highly unlikely that the debtor will fully meet its credit obligations to the Group without the Group needing to enforce collateral or take similar recovery actions.; or

●	Financial asset is past due for more than 360 days.

Measurement of impairment losses

Impairment losses are estimates weighted by likelihood of credit loss. Credit losses are measured at present value based on all cash insufficiencies (that is, the difference between the cash flows owed to the Group in accordance with the contract and the cash flows that the Group expects to receive).

Financial assets with recovery issues

On each reporting date, the Group evaluates whether the financial assets accounted for at amortized cost are experiencing recovery problems. A financial asset has “recovery problems” when one or more events with a negative impact on the estimated future cash flows of the financial asset occur.

Objective evidence that financial assets had recovery problems includes the following observable data:

●	Significant financial difficulties of the customer;

●	Breach of contractual clauses, such as delinquency or late payment of more than 360 days;

●	Restructuring of an amount due to the Group under conditions that would not be accepted in normal conditions;

●	The probability that the borrower will enter bankruptcy or other financial reorganization; or

●	The disappearance of an active market for that financial asset because of financial difficulties.

Presentation of allowance for expected credit losses on financial position.

Allowance for expected credit losses in financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

(ii)	Non-financial assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (except for inventories and deferred tax assets) to determine whether there is any indication of impairment.

For impairment tests, assets are grouped into the cash generating units (CGUs), that is, smallest identifiable group of assets that can generate cash inflows by continuous use, which are highly independent from cash inflows referring to other assets or cash generating units.

Recoverable value of an asset or CGU is the higher of value in use and fair value less selling costs. Value in use is based on estimated future cash flows discounted to present value using a discount rate before taxes that reflects current market evaluations of times value of money and the specific risks of the assets or CGU.

An impairment loss is recognized when the carrying amount of an asset or its CGU exceeds its recoverable value.

Impairment losses are recognized in profit or loss.

k.	Provisions

Provisions are recognized when the Group has a present obligation, as a result of past events, and it is likely that an outflow of funds will be necessary to settle the obligation.

Provisions for lawsuits are recorded based on best estimates of risk involved and are established at amounts considered sufficient to cover probable losses. The lawsuits estimated as possible losses are disclosed in the notes and those estimated as remote losses are neither provisioned nor disclosed.

Tax, civil and labor contingencies subject to judicial disputes are reassessed periodically and accounted for based on management assessment, supported by opinions of legal counsel and regarding the probable outcome of the legal proceedings at the reporting dates.

l.	Leases

At inception of a contract, the Group determines whether a contract is, or contains, a lease.

A contract is, or contains, a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

As a lessee

At commencement or modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component based on their relative stand-alone prices. However, for leases of property, the Group has elected not to separate non-lease components and accounts for the lease and non-lease components as a single lease component.

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial measurement of the lease liability, adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred by the lessee and an estimate of costs to be incurred by the lessee in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the lease term or the end of the useful life of the right-of-use asset, unless the lease transfers ownership of the underlying asset to the lessee by the end of the lease term or the cost of the right-of-use asset reflects that the lessee will exercise a purchase option. In such cases, the right-of-use asset is depreciated over the useful life of the underlying asset, which is determined on the same basis as for property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. the Group generally uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and making adjustments to reflect the terms of the lease contract and the type of the leased asset.

Lease payments included in the measurement of the lease liability comprise the following:

●	fixed payments, including in-substance fixed payments;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable by the lessee under residual value guarantees; and

●

• the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

The lease liability is subsequently measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments resulting from a change in an index or a rate, when there is a change in the amounts expected to be payable under a residual value guarantee, when the Group changes its assessment of whether it will exercise a purchase, extension or termination option, or when there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this manner, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recognized in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

From January 1, 2021, to the extent that the basis for determining future lease payments changes as required by the interest rate benchmark reform, the Group remeasures the lease liability by discounting the revised lease payments using a revised discount rate that reflects the change to an alternative benchmark interest rate.

Short-term leases and leases of low-value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

m.	Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date, on the primary market or, in the absence thereof, on the most advantageous market to which the Group has access on such date. The fair value of a liability reflects its risk of default (non-performance).

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When one is available, the Group measures the fair value of an instrument using the price quoted in an active market for that instrument. A market is regarded as ‘active’ if the transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Group uses valuation techniques that maximise the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

If an asset or a liability measured at fair value has a purchase and a selling price, the Group measures the assets based on purchase prices and liabilities based on selling prices. The chosen valuation technique incorporates all the factors market participants would take into account when pricing a transaction.

The best evidence of fair value of a financial instrument at initial recognition is normally the transaction price – i.e. the fair value of the consideration given or received. If the Group determines that fair value at initial recognition differs from transaction price and fair value is not evidenced, not even by price quoted in an active market for an identical asset or liability, neither based on valuation technique for which non-observable data is judged as insignificant for measurement, then financial instrument is initially measured at adjusted fair value, to distinguish the difference between fair value at initial recognition and transaction price. This difference is subsequently recognized in statement of profit or loss on an appropriate basis over the life of the instrument, or until such time when its valuation is fully supported by observable market data or the transaction is closed, whichever comes first.

8	Accounting standards issued but not yet effective

A number of new accounting standards are effective for annual reporting periods beginning after 1 January 2024, but earlier application was not permitted. Therefore, the Group has not early adopted the following new or amended accounting standards in the preparation of these consolidated financial statements

IFRS 18 Presentation and Disclosure in Consolidated financial statements

IFRS 18 will replace IAS 1 Presentation of Consolidated financial statements and applies for annual reporting periods beginning on or after 1 January 2027. The new accounting standard introduces the following key new requirements.

Entities are required to classify all income and expenses into five categories in the statement of profit or loss, namely the operating, investing, financing, discontinued operations and income tax categories. Entities are also required to present a newly‑defined operating profit subtotal. Entities’ net profit will not change.

Management‑defined performance measures (MPMs) are disclosed in a single note in the consolidated financial statements.

Enhanced guidance is provided on how to group information in the consolidated financial statements.

In addition, all entities are required to use the operating profit subtotal as the starting point for the statement of cash flows when presenting operating cash flows under the indirect method.

The Group is still in the process of assessing the impact of the new accounting standard, particularly with respect to the structure of the Group’s statement of profit or loss, the statement of cash flows and the additional disclosures required for MPMs. The Group is also assessing the impact on how information is grouped in the consolidated financial statements, including for items currently labelled as ‘other’.

Other accounting standards

The following new and amended accounting standards are not expected to have a significant impact on the Group’s consolidated financial statements:

●	Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7); and

●	Contracts Referencing Nature‑dependent Electricity (Amendments to IFRS 9 and IFRS 7).

●	Lack of Exchangeability – Amendments to IAS 21.

●	Classification and Measurement of Financial Instruments – Amendments to IFRS 9 and IFRS 7, effective for annual reporting periods beginning on January 1, 2026;

●	Contracts Referencing Nature-dependent Electricity – Amendments to IFRS 9 and IFRS 7;

●	Annual Improvements to IFRS Accounting Standards – Volume 11;

●	IFRS 19 Subsidiaries without Public Accountability: Disclosures; and

●	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture – Amendments to IFRS 10 and IAS 28, with an effective date to be determined.

9	Cash and cash equivalents

2024
Cash	228
Banks	26,121
Short-term financial investments	89,641

115,990

The Group considers cash equivalents to include bank balances and financial investments with immediate liquidity. Short-term financial investments refer to investments used in the Group’s working capital management, with immediate liquidity, maturities of three months or less, and full convertibility into a known cash amount.

Financial investments in Brazil had yield returns between 100% and 102% of the Interbank Deposit Certificate - CDI in 2024, depending on the investment term and redemption conditions.

The Group also maintains R$23,304 in short‑term financial investments consisting of US‑dollar‑denominated deposits held abroad. These investments are highly liquid and earn interest at rates aligned with U.S. Treasury yields.

10	Trade and other receivables

	Note	2024

Trade receivables – domestic market		29,588
Trade receivables – foreign market		19,228
( - ) Impairment losses		(18,741)
Trade receivables – related parties	20	65
		30,140

Trade and other receivables – current		30,075
Receivables from related parties - non-current		65
		30,140

The Group’s exposure to credit risk and market risk, as well as impairment losses related to trade receivables and other receivables, is disclosed in note 25.

The gross balance of trade receivable by maturity age is shown as follows:

2024

Falling due within 30 to 60 days	5,285
Falling due in 61-180 days	3,797
Falling due in 181-360 days	1,005

Falling due	10,087

Past due up to 30 days	874
Past due from 31 to 60 days	1,385
Past due from 61 to 180 days	15,751
Past due from 181 to 360 days	8,035
Past due for more than 360 days	12,148

Past due	38,193

48,280

The impairment loss on trade accounts receivables is recognized in an amount considered sufficient by Management to cover expected credit losses on trade accounts receivable.

The provision is calculated based on the individual assessment of each type of client contract, aging of overdue balance and the actual experience of credit losses in the last 12 months, including quantitative and qualitative information and analyses, based on the Group’s historical experience and credit assessment.

Changes in the year are as follows:

Balance as of January 1, 2024	(12,775)
( - ) Reversal	1,483
( + ) Addition	(7,449)

Balance as of December 31, 2024	(18,741)

Guarantee

As of December 31, 2024, the Group had not pledged any trade receivables as collateral to third parties.

11	Inventories

		2024

Raw material		79,608
Intermediate products		31,815
Products for resale		97,256
Finished goods		8,954
Packaging material		499
Secondary material		2,972
Other inventories	(i)	4,055

		225,159

(i)	These relate to materials used in electrical installation projects carried out at locations designated by customers.

The Group periodically assesses the net realizable value of its inventories and recognizes a provision for losses whenever the carrying amount exceeds the net realizable value. Based on this evaluation, as of December 31, 2024, the Group had an adjustment to net realizable value totaling R$21,123 recognized in its consolidated statement of financial position, of this amount, R$13,401 was recognized during 2024 in the consolidated statement of profit or loss within cost of sales.

In the year ended December 31, 2024, raw materials, consumption materials, and changes to the balance of inventories of products in progress and finished products included in “Cost of Sales” totaled R$ 186,428.

As of December 31, 2024, no items of inventory had been pledged as collateral in connection with bank borrowings.

12	Advances to suppliers

In the normal course of its operations, the Group makes advance payments to suppliers as part of commercial negotiations related to the acquisition of inventories. Such advances are intended to secure more favorable conditions regarding price, volume, or payment terms, in accordance with usual market practices and agreements established with commercial partners. The amounts recorded as advances to suppliers relate exclusively to transactions connected to the operating cycle and will be fully realized in the short term, as the goods purchased are delivered and recognized as inventories. As of December 31, 2024, the Group had R$ 10,198 in advances to suppliers recorded in the consolidated statement of financial position.

13	Recoverable taxes

The Group holds federal and state tax credits arising primarily from the acquisition of inventories. These credits are realized through offsetting tax obligations administered by the corresponding taxing authority. The Group periodically assesses the recoverability of these credits and, as of December 31, 2024, no allowance for credit losses has been recognized.

The composition of tax credits as of December 31, 2024, is as follows:

2024
Social contribution tax recoverable	1,660
INSS (Social Security Contribution)	26
ICMS (State VAT)	16,313
Federal tax recoverable	5,219
Income tax recoverable	5,718
28,938
Current	28,521
Non-current	418
28,938

14	Property, plant and equipment

a.	Composition

Caption	% of depreciation rate	Cost	Accumulated depreciation	2024
Machinery and equipment	10%	34,764	(24,308)	10,456
Furniture and fixtures	10%	2,348	(1,523)	825
Vehicles	25%	4,058	(3,650)	408
Tools and accessories	10%	3,568	(2,339)	1,229
IT equipment	15%	4,641	(2,852)	1,789
Communication equipment	15%	565	(326)	239
Buildings	4%	2,268	(623)	1,645
Comercial Installations	10%	5,310	(3,408)	1,903
PPE under construction	-	32,631	-	32,631
Leasehold improvements	-	65	(12)	53
Improvements to third-party properties	-	85	-	85

		90,304	(39,042)	51,262

b.	Changes in cost and accumulated depreciation
	Consolidated
	January 1 2024	acquisitions	disposals	depreciation	December 31, 2024
Machinery and equipment	10,624	1,465	(11)	(1,623)	10,456
Furniture and fixtures	421	477	(25)	(47)	825
Vehicles	386	24	-	-	408
Tools and accessories	1,049	391	(2)	(209)	1,229
IT equipment	1,555	511	(63)	(215)	1,789
Communication equipment	206	55	(3)	(18)	239
Buildings	1,736	-	(0)	(91)	1,645
Comercial Installations	1,948	112	-	(159)	1,903
PPE under construction	30,060	2,701	(130)	-	32,631
Leasehold improvements	50	3	-	-	53
Improvements to third-party properties	86			-	85
	48,121	5,735	(234)	(2,360)	51,262

c.	Guarantee

As of December 31, 2024, no items of property, plant and equipment had been pledged as collateral in connection with bank borrowings.

d.	Recoverable amount of property, plant and equipment

The recoverable amount of property, plant and equipment is assessed at least annually. For the year ended December 31, 2024, Management did not identify any indicators that property, plant and equipment may be impaired.

e.	Review of useful lives

At the end of the year 2024, the Group reviewed the estimated useful lives of its assets and did not identify any significant changes compared to the useful lives previously applied.

15	Trade and other accounts payables

2024

Suppliers of goods and services in the - domestic market	10,384
Suppliers of goods and services in the - foreign market	8,722
Other payables	784

19,890

Trade and other payables - current	18,980
Trade and other payables - non-current	910

Total	19,890

Information on the Group’s exposure to foreign currency and liquidity risk related to trade payables and other accounts payable is disclosed in note 25.

16	Advances from customers

These amounts represent advance receipts from customers resulting from contractual milestone billings in supply contracts, such as down payments, project approvals, and other similar milestones. As of December 31, 2024, the Group had R$ 59,796 in advances from customers recorded in the consolidated statement of financial position.

17	Loans and borrowings

This note provides information about the contractual terms of The Group’s interest-bearing loans and borrowings, which are measured at amortized cost. For information on The Group’s exposure to interest rates, foreign currency and liquidity risk see note 25.

Line	Rates	Currency	Guarantees	2024

NCE[1]	CDI* + 3,62% p.a.	BRL	Shareholders' endorsements	4,029
Secured credit line	118% of CDI	EUR (i)	Shareholders' endorsements	14,236
FINEP[2]	0,5% to 4% p.a +TJLP**	BRL	Shareholders' endorsements	2,468
BNDES EXIM[3]	6,15% p.a.	USD	Shareholders' endorsements	18,620
Working capital	11,22% to 117.8% of CDI*	EUR (i)	Shareholders' endorsements	40,153
Working capital	3,2% a 12,54% p.a.	BRL	Shareholders' endorsements	4,445
				83,951

Current				20,708
Non-current				63,244

				83,951

(¹)     NCE - Net Capital Employed

(²)     FINEP (Financiadora de Estudos e Projetos) - Brazilian Innovation Agency

(³)     BNDES (Banco Nacional de Desenvolvimento Econômico e Social)

(*)    CDI - Interbank Deposit Certificate

(**)  TJLP - Long-Term Interest Rate

(i)  Loans originally contracted in Euros, but with associated swap agreements converting the debt into Brazilian Reais.  See note 25.

2024
January 1	60,113
New proceeds	48,428
Payment	(36,791)
Foreign exchange	12,201
Accrued interest	5,230
Interest paid	(5,230)
December 31	83,951

Covenants

The Group’s financing agreements with financial institutions do not include covenants related to financial matters.

Maturity profile

The maturity date of installments will occur as follows:

2024
2025	20,708
2026	12,115
2027	21,517
2028	5,361
After 2028	24,251

Total	83,951

Guarantee

Loans and borrowings arrangements are secured by shareholders’ guarantees in the amount of R$ 63,220 as of December 31, 2024. There were no assets pledged as collateral through fiduciary guarantees in 2024.

18	Income tax and social contribution

a.	Amounts recognized in the statement of profit or loss and reconciliation of effective tax rate

The reconciliation between the tax expense as calculated by the combined statutory rates and the income and social contribution tax expense recognized in the statement of profit or loss is presented below:

2024
Net income before income tax	66,723
Nominal tax rate	34%
Tax using nominal tax rate	(22,686)
Adjustments for calculating effective income tax and social contribution:
Interest on equity	12,501
LC 160/2017 (i)	6,888
Other	125
Income tax and social contribution – Current and deferred	(3,172)

Income tax and social contribution – current	(19,157)
Income tax and social contribution – deferred	15,985
Income tax and social contribution – Current and deferred	(3,172)
Effective tax rate	(5%)

(i)

The Group benefits from state tax incentives related to ICMS (State VAT), which are classified as subventions for investment pursuant to Complementary Law No. 160/2017. This legislation established that incentives and tax benefits granted by the Brazilian states, including presumed ICMS credits and other fiscal-financial mechanisms, qualify as investment subsidies when intended to support the implementation or expansion of economic activities. As permitted by LC 160/2017, the Group excludes from the income tax basis the amounts corresponding to these ICMS incentives, which are recorded in a specific equity reserve (“tax incentive reserve”) and are not available for distribution to shareholders. The related tax effects are reflected in the Group’s current and deferred income taxes, as applicable.

b.	Reconciliation and changes in deferred income tax and social contribution

Changes in deferred taxes for year ended December 31, 2024 are detailed below:

	January 1 2024	Recognized in profit or loss	December 31, 2024
Impairment losses on trade accounts receivables	-	2,028	2,028
Provision for tax, labor and civil contingencies	875	14	889
Impairment losses on inventories	2,625	4,556	7,181
Allowance for losses on related party receivables	305	73	378
Others	1,969	(2,111)	(143)
Tax loss carryforward (i)	-	11,425	11,425
Deferred tax asset, net	5,774	15,985	21,758

(i)

The Group determines its current income tax expense based on quarterly taxable income. In the fourth quarter of 2024, the Group generated a taxable loss, which may only be utilized as a deduction against taxable profits in future periods. Therefore, the Company recognized a deferred tax asset related to tax loss carryforwards in the amount of R$ 11,425.

Deferred tax assets and liabilities arising from temporary differences are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized. The realization of these deferred tax balances will occur as the underlying temporary differences reverse in future periods, in accordance with the expected pattern of recovery or settlement of the related assets and liabilities.

In addition, based on projections of future taxable income, management recognized in 2024 the tax loss carryforwards related to the fourth quarter of 2024 and expects to realize the corresponding deferred tax assets within the next fiscal years.

The assessment of the recoverability of deferred tax assets is based on forecasts of taxable profits, which incorporate a number of financial and business assumptions as of the reporting date. Accordingly, these estimates are subject to uncertainty and may differ from actual results due to the inherent uncertainty associated with such projections.

Management reviews these assumptions on a periodic basis and, when necessary, adjusts the carrying amounts of deferred tax assets to reflect the expected level of realization.

19	Provision for labor and civil risks

The Group is involved in tax, labor and civil legal proceedings at various stages of litigation. Where applicable, these matters are supported by judicial deposits. Management, based on assessments performed with the support of external and internal legal advisors, recognizes provisions for those contingencies for which a present obligation exists and the risk of loss is considered probable.

The measurement of such provisions reflects the best estimate of the expenditure required to settle the present obligation at the reporting date, incorporating the uncertainties inherent in the outcome of these proceedings. Management also updates these estimates periodically to reflect new facts, legal developments, and the most current information available.

Below is presented the amount of provision for labor and other risks for years ended December 31, 2024:

Probable	2024

Labor	2,323
Other provisions	293

2,616

Changes in provision for labor and civil risks for the year ended December 31, 2024 are detailed below:

January 1, 2024	2,572

Additions	44

December 31, 2024	2,616

Based on management’s assessment, taking into consideration the analyses provided by external legal advisors, contingent liabilities classified as having a possible risk of loss amount to R$ 7,297 as of December 31, 2024. These amounts relates to tax, civil and labor lawsuits, as below:

Possible	2024

Civil	1,925
Labor	3,037
Tax	2,335

7,297

The most significant proceeding refers to a tax assessment notice regarding tax authority inspection concerning of ICMS credits (state‑level VAT) by the Group totaling approximately R$ 1,000.

The Group is also a plaintiff in other legal proceedings, primarily related to the enforcement of credit instruments associated with its trade receivables and claims for tax refunds.

20	Related parties

Parent and ultimate controlling party

Information regarding the ultimate controlling party is presented in note 21.a

Transactions with related party

The balances with related parties are presented below:

	Nature
Assets	of operations	2024

Sudoeste Elétrica Industrial Ltda.	Related party loan	7
Elétrica Produtos Elétricos Ltda.	Related party loan	35
Ivan Carlos Chiamulera	Related party loan	7
Ivanir Bernardo Luvizão	Related party loan	8
Clovis Luiz Angonese	Related party loan	8

Total receivables from related parties (i)		65

	Nature
Liabilities	of operations	2024

Comtrafo U.S.A.	Related party loan	2,962
Sudoeste – Elétrica Industrial Ltda.	Related party loan	1,107
Other	Related party loan	511
Total payable to related parties (i)		4,580

(i)

In the course of its operations, the Group enters into loan transactions with related parties. These transactions are carried out under specific terms agreed between the parties and are measured at fair value, based on contractual arrangements. The loan transactions maintained with related parties are repayable on demand. All loan balances were fully settled in 2025.

		Nature
Asset		of operations	2024

Other related parties	Lease - Right of use assets (ii)		3,981

Liabilities

Other related parties	Lease liabilities (ii)		4,919

Profit or loss

Other related parties		Amortization of right-of-use assets (ii)	5,108
Other related parties	Interest on lease liabilities (ii)		937

(ii)

As of December 31, 2024, the Group had five related-party lease agreements for the sites housing its manufacturing facilities. Three of these agreements mature in 2026, while the other two have an indefinite term. The Group also maintained five related-party lease agreements for its retail store locations, with contractual terms extending through a maximum termination date of 2027.

These lease agreements were recognized as right‑of‑use assets, with the corresponding lease liabilities recorded in the Group’s statement of financial position. The measurement of these arrangements reflected the respective contractual lease terms and the incremental borrowing rate estimated at the lease commencement date.

Contracts with an indefinite term may be terminated by either party upon a 30 day´s notice. For fixed‑term contracts, renewal or extension must be formally requested at least 18 months in advance, in accordance with the applicable local legislation.

No extensions were requested for these lease agreements, all of which were terminated in December 2025. Refer to Note 26 – Subsequent Events.

		Nature
Liabilities		of operations	2024

Shareholders		Interest on equity	31,707
Shareholders	Dividends		18,866

Total payable to related parties			50,573

Key management personnel compensation

The compensation paid or payable to key management personnel for services rendered as employees is presented below:

2024

Directors' compensation	366
Board of directors' compensation	183

Total	549

The Group does not have any additional post-employment benefit obligation and does not offer long-term benefits such as length-of-service license. Also, the Group does not offer benefits upon top management members’ termination other than those defined by the Brazilian labor law.

21	Shareholder’s equity

a.	Share capital

As of December 31, 2014, the share capital, fully paid-in, is represented by 6,901,554 shares, as detailed below:

	2024
Shareholder	Number of quotas	Total value of shares (R$)	Ownership interest

Francielli Minato	5,967,600	8,300,586	16.6667%
Irineu Minato	11,938,782	22,437,975	33.333%
Minato OAL Participações S.A.	5,967,600	8,300,585	16.6667%
MNT Participações S.A.	5,967,600	8,300,585	16.6667%
Raphael Ferreira Minato	5,967,600	8,300,585	16.6666%

	35,812,764	61,477,121	100.00%

b.	Tax incentive reserves

Brazilian Law No. 11,638/2007 introduced Article 195-A into Law No. 6,404/1976, which allows entities to appropriate the portion of net profit arising from government grants for investment to a Tax Incentive Reserve.

In this context, an entity may, in each reporting period, transfer from profit for the year to the tax incentive reserve an amount corresponding to the government grant received, so that such amount is not distributed as profits or dividends to shareholders. The adoption of this procedure is essential to ensure that government grants for investment are not subject to income tax (IRPJ) and social contribution (CSLL).

Accordingly, as the amounts arising from government grants were properly recognized in profit or loss for the period and included in retained earnings, The Group transferred the corresponding amount to the tax incentive Reserve, thereby meeting the applicable legal requirements. In 2024, the full amount of the government grant utilized was appropriated to the tax incentive reserve, totaling R$ 17,803.

c.	Legal reserve

The legal reserve is appropriated at 5% of profit for the year, up to the maximum limit of 20% of paid-in share capital, and is intended to ensure the integrity of share capital. This reserve may only be used to increase share capital or to offset accumulated losses.

d.	Working capital reserve

The working capital reserve is constituted in accordance with Article 38, paragraph 23, of The Group’s Bylaws and is intended to support investments in non-current assets and increases in working capital, including through the amortization of The Group’s indebtedness.

e.	Profit retention reserve

In accordance with Articles 197 and 202 of Law No. 6,404/1976, Management proposes the appropriation of the remaining balance of accumulated profits to the profit retention reserve.

f.	Distribution of dividends and interest on equity

Management ensures the distribution of profits to shareholders in the form of dividends, in accordance with Law No. 6,404/1976, at a minimum of 25% of profit for the year, after the appropriation to the legal reserve.

For the year ended December 31, 2024, shareholders approved total dividends of R$ 39,033, an amount that exceeds the mandatory minimum. Such amounts were paid in 2024.

In addition, interest on equity in the amount of R$ 36,766 was distributed, as presented below:

Balance at January 1	2024

Opening balance	20,731
Proposed dividends and interest on equity	75,799
Dividends and interest on equity paid	(45,957)

Dividends payable at 31 December	50,573

22	Revenue

Revenue streams and disaggregation of revenue from contract with customers

The Group operates mainly with (i) Electrical transformers - the manufacturing and sale of medium and high-voltage electrical transformers, (ii) Resale of electrical materials and equipment sourced from third parties, and (iii) the provision of electrical installation services.

We present below the (i) breakdown of revenue from contracts with customers by domestic and foreign market; (ii) the breakdown of revenue by geographic market and (iii) major products lines.

2024

Brazil	312,968
Americas (other than Brazil)	52,173

365,141

Resales of traded goods	101,564
Sale of manufactured products	235,027
Services	28,550

Revenue from contracts with customers	365,141

The Group’s client base is diversified, with no significant concentration of revenue among individual customers.

Performance obligation and revenue recognition

Revenue is measured based on the consideration specified in the contract with customer. The table below provides information about the nature and time of compliance with performance obligations under agreements with customers, including significant payment conditions and the revenue recognition policies.

Line of revenue	Nature and timing of fulfillment of performance obligations, including significant payment terms	Revenue recognition policy

Sale of manufactured products

The manufacturing and sale of medium and high-voltage electrical transformers, namely:

 “CIF” (cost, insurance and freight) sales, clients obtain control of products when are delivered and accepted at the client’s facilities; or in
- FOB (free on board) sales, clients obtain the control over products when they are shipped from Group’s warehouse.

Payment terms vary from contract to contract. Usually the average term is 45 days.

It is understood that this is a single performance obligation and, there is no complexity in the definition of the performance obligations and transfer of control of goods to clients.

Revenue and associated costs are recognized, at a point in time, when the client obtains control, depending on the modality agreed between the parties.
Resales of traded goods

The Group sells electrical materials and related components through its physical retail stores.

Customers obtain control of the goods when the products are delivered at the point of sale and accepted by the customer, or when picked up directly by the customer at the store.

Payment may occur either upfront (cash or debit) or through installment arrangements processed by credit card operators, with an average collection period of approximately 180 days.

These sales are considered to comprise a single performance obligation, and there is no complexity in determining the performance obligations or the point at which control of the goods is transferred to customers.

Revenue and associated costs are recognized, at a point in time, when the client obtains control, depending on the modality agreed between the parties.
Services

The Group provides installation services related to electrical systems and associated components. Such installation services may be provided either together with, or separately from, the sale of transformers. In addition, the Group performs refurbishment services on used transformers to extend their operational life.

Payment terms vary from contract to contract. Usually the average term is 45 days.

Each service contract is considered a single performance obligation, and the assessment of performance obligations and the point of revenue recognition is under the Group’s standard contractual terms.

Revenue and associated costs are recognized, at a point in time, upon completion of the service, as this represents the moment at which the Group has fulfilled its obligation and the customer is able to benefit from the service.

The Group does not enter into commercial arrangements that would give rise to variable consideration, such as rights of return, rebates, discounts, or other similar arrangements.

23	Costs of sales and expenses by nature

2024
Raw materials and consumables	(186,428)
Salaries and charges	(64,910)
Freight	(10,254)
Rent and condominium fees	(1,477)
Depreciation	(2,360)
Water and electricity	(2,114)
Marketing expenses	(796)
Purchased services	(9,659)
Amortization of right-of-use assets	(5,108)
Fleet	(1,330)
Travels and hotel stays	(466)
Federal taxes	(1,141)
State Taxes	(255)
Municipal taxes	(238)
Rental of vehicles, machinery and equipment	(3,475)
Assembly and field testing services	(1,831)
Sales commissions	(9,965)
Maintenance of machinery, equipment and facilities	(1,273)
Export expenses	(700)
Impairment loss on trade receivables	(5,966)

Total	(309,746)

Cost of sales	(228,073)
Sales expenses	(55,054)
Impairment loss on trade receivable	(5,966)
Administrative and general expenses	(20,654)

Total	(309,746)

24	Financial income, net

2024
Interest income on trade receivables	3,260
Foreign exchange gains	2,288
Discounts	659
Monetary update	2,207
Interest on financial investments	4,658
Other finance income (i)	5,309
Total financial income	18,381
Interest on loans and borrowing	(5,230)
Discounts	(360)
Banking fees	(472)
Other finance costs (i)	(3,922)
Total financial expenses	(9,984)
Financial income, net	8,397

(i)	Other financial income and expenses mainly results from derivative financial instruments (fair value adjustment of SWAP operations) and interest expenses related to lease liabilities.
25	Financial instruments

a.	Accounting classification and fair values

The following table shows the carrying amount and fair values of financial assets and liabilities, including their fair value classifications. It does not include information on the fair value of financial assets and liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

December 31, 2024

		Carrying amount				Fair value
	Note	Financial assets at amortized cost	Fair value - derivative financial instruments	Financial liabilities at amortized cost	Total	Level 2	Total
Financial assets not measured at fair value
Cash and cash equivalents	9	115,990	-	-	115,990	-	115,990
Trade and other receivables	10	30,075	-	-	30,075	-	30,075
Other assets		857	-	-	857	-	857
Receivables from related parties	20	65	-	-	65	-	65

		146,986	-	-	146,986	-	146,986

Financial asset measured at fair value
Derivative financial instruments	25 (d)	-	1,399	-	1,399	1,399	1,399

Financial liabilities not measured at fair value
Trade and other accounts payables	15	-	-	(23,218)	(23,218)	-	(23,218)
Lease liabilities		-	-	(4,919)	(4,919)	-	(4,919)
Loans from related parties	20	-	-	(4,580)	(4,580)	-	(4,580)
Loans and borrowings	17	-	-	(83,951)	(83,951)	-	(83,951)

		-		(116,669)	(116,669)	-	(116,669)

Financial liabilities measured at fair value
Derivative financial instruments	25 (d)		(730)		(730)	(730)	(730)

b.	Measurement of fair value

Financial assets and liabilities at amortized cost

The amounts of these financial instruments recognized in the statement of financial position do not significantly differ from fair value.

●	Cash and cash equivalents - The carrying amounts informed in the financial position are identical to fair value because their yield rates are based on the changes in CDI rate (interbank deposit rate).

●

Trade and other receivables - These arise directly from the operations of the Group, being measured at amortized cost and recorded at the original amount, net of a provision for losses, when applicable. The carrying amount approximates fair value, considering the extremely short settlement term of these transactions.

●	Loans and borrowing, trade payable, lease liabilities and other liabilities - These are classified as financial liabilities measured at amortized cost in accordance with the contractual conditions.

Financial instruments measured at fair value

Valuation techniques

The table below presents the valuation techniques used to measure Level 2 fair values for financial instruments in the financial position:

Type	Valuation technique
Derivative financial instruments

The fair value is calculated based on the present value of the estimated future cash flows. Estimates of future cash flows are based on quoted rates of swap. Estimated cash flows are discounted using a curve prepared based on similar sources and reflecting the relevant rate used by market participants for this purpose when pricing swaps. The fair value estimate is subject to a credit risk adjustment, calculated based on current prices of traded securities.

c.	Risk management

The Group is exposed to the following risks resulting from financial instruments:

●	Credit risk;

●	Liquidity risk; and

●	Market risk.

(i)	Risk management framework

The Group’s Financial Executive Board has full responsibility for the establishment and supervision of risk management structure.

The risk management policies of the Group are established to identify and analyze risks to which the Group is exposed, to set risk limits and appropriate controls, and to monitor risks and compliance with defined limits. Risk management policies and systems are reviewed regularly to reflect changes in the market conditions and in the Group’s activities.

Capital management

The policy of the Executive Board is to maintain a solid capital base to maintain the confidence of investor, creditor and market and the future development of the business. Executive Board also monitors the return of capital and also the level of dividends for shareholders.

The Group monitors capital based on the ratio of financial leverage. That index corresponds to the ratio divided between net debt and total capital.

Net debt, on its turn, corresponds to short and long-term loans and borrowing, derivative financial instruments and lease liabilities, less the amount of cash and cash equivalents. The total capital is calculated through the sum of shareholders' equity, as shown in the financial position, with net debt.

Credit risk

Credit risk is the risk of the Group incurring financial losses due to a client or financial instrument counterparty, resulting from failure in complying with contract obligations. Such risk is mainly due to trade accounts receivables.

The carrying amount amounts of financial assets represent the maximum credit exposure.

Trade accounts receivables

The Group's exposure to credit risks is influenced mainly by the individual characteristics of each client. However, management also considers the factors that may influence the credit risk of its client base, including the risk of non-payment of the industry and of the country in which the client operates.

The Financial Executive Board established a credit policy in which new client are analyzed individually to verify their financial status before the Group submits a credit limit proposal and payment terms.

The review carried out by the Management includes external ratings, when available, consolidated financial statements, credit agency information, industry information and in some cases, bank references. Credit limits are established for each client and are regularly reviewed.

The Group limits exposure to credit risk of accounts receivable, establishing a maximum payment period of 180 days.

The maximum exposure to credit risk for ‘Accounts receivable’ as well as by aging, is shown in Note 10.

At December 31, 2024, the exposure to credit risk for trade receivables by geographic region was as follows:

2024

Brazil	29,588
Americas ex-Brazil	19,228

48,816

At December 31 2024, the carrying amount of the receivable from the Group’s most significant customer was R$ 11,347.

Expected credit loss

The Group uses individual analysis to measure impairment loss on trade receivable.

The provision is calculated based on the individual assessment of each type of client contract, aging of the overdue balance and the actual experience of credit losses in the last 12 months, including quantitative and qualitative information and analysis, based on the Group’s historical experience, credit assessment and considering prospective information.

Impairment losses on financial assets recognized in the year were disclosed in Note 10.

Debt securities

The policy of the Group for investments in debt securities (interest in earning bank deposits) is to invest in securities that have ratings attributed by the main credit risk agencies. Also, the Group monitors the amounts deposited and the concentration in certain institutions; thus, mitigates the financial loss in case of possible bankruptcy of a counterparty.

Cash and cash equivalents

The Group considers that its cash and cash equivalents have low credit risk based on foreign credit rating of counterparties.

Derivative financial instruments

Derivatives are contracted from banks and financial institutions that have market solidity.

Guarantees

There are no guarantees issued by the Group.

Liquidity risk

Liquidity risk is the risk that The Group may encounter difficulties in meeting its obligations associated with its financial liabilities as they fall due, whether settled in cash or with another financial asset.

The Group’s approach to liquidity risk management is to ensure, as far as possible, that it always maintains sufficient liquidity to meet its obligations when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. This is achieved through ongoing monitoring of cash flows, maintaining adequate levels of cash and cash equivalents, and access to committed credit facilities aligned with the Group’s operational and financial needs.

The Group aims to maintain the level of its cash and cash equivalents and other highly marketable debt investments at an amount in excess of expected cash outflows on financial liabilities (other than trade payables).

Exposure to liquidity risk

The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted and include contract interest payments and exclude the impact of netting agreements.

		Contractual cash flows

	Carrying amount	> 1 year	1–2 years	> 2 years
Loans and borrowings	83,951	22,918	13,430	56,335
Trade and other accounts payables	23,218	22,308	910	-
Lease liabilities	4,919	3,432	3,150	-

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, will affect the Group’s earnings or the value of its financial instruments.

The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing returns. The Group monitors its exposure to market risks on an ongoing basis and adopts strategies consistent with its risk management policies.

The Group enters into derivative transactions and other financial arrangements to manage market risks, primarily related to foreign exchange and interest rate exposures.

Currency risk

The Group is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings are denominated and the respective functional currencies of Group companies. The functional currencies of Group companies are Brazilian Reais (R$). The foreign currency in which these transactions are primarily denominated is USD.

The Group uses derivative financial instruments, primarily swap, to hedge its foreign currency exposure regarding loans in foreign currency. Most of these contracts have maturities of less than one year from the reporting date and, when necessary, are rolled over at maturity to maintain the desired level of protection.

Interest in borrowings is denominated in the currency of the respective loans. In general, borrowings are contracted in currencies that are aligned with the currencies of the cash flows generated by the Group’s core operations, mainly Brazilian reais, but also US dollars.

With respect to other monetary assets and liabilities denominated in foreign currencies, the Group seeks to ensure that its net exposure is maintained at an acceptable level by purchasing or selling foreign currencies at spot rates, when necessary, to manage short-term volatility.

Exposure to currency risk

The summary of quantitative data about the Group’s exposure to currency risk is as follows.

	2024
In thousand of R$	USD	EUR
Banks	23,304	-
Trade receivables	19,228	-
Trade payables	(8,772)	-
Loans	(18,620)	(54,389)
Net financial position exposure	15,140	(54,389)

Swap contracts 25.d (notional)	-	54,389

Net exposure	15,140	-

Year-end spot rate	6.1923	6.4363

Sensitivity analysis

The chart below states the sensitivity of assets and liabilities in foreign currency and their impact on the Group’s income in a scenario where the quote changes up to 25%, up or down the official quote on December 31, 2024 (PTAX).

A reasonably possible appreciation (devaluation) of US dollar in relation to the Reais on December 31, 2024 would have affected measurement of financial instruments denominated in foreign currency and affected shareholders' equity and income at amounts stated below:

The analysis considers that all the remaining variables, especially interest rates, will remain constant and any impact on forecasted sales and purchases will be ignored. In addition, the analysis did not consider the loan transactions, as these exposures are fully covered by the swap agreement contracted concurrently, resulting in no residual risk to be assessed separately.

2024
In thousand of R$	USD
Net exposure	15,140

Income impact, net of tax
Scenario I – Variance of +25%	2,498
Scenario II – Variance of -25%	(2,498)

Interest rate risk

The Group believes it is not significantly exposed to interest rate risk. This assessment reflects the fact that the Group maintains a similar level of financial investments and borrowings indexed to floating interest rates, substantially linked to the CDI (Brazilian interbank deposit rate). Because both interest-bearing assets and liabilities are subject to the same post‑fixed rate dynamics, movements in the CDI are expected to have an offsetting effect on finance income and finance costs. As a result, potential fluctuations in interest rates are not expected to generate material impacts on the Group’s profit or loss or on the carrying amounts of its financial instruments.

d.	Derivative financial instruments

The amounts classified as derivative financial instruments refer to the fair value of swap transactions to hedge exposures in EUR.

As of December 31, 2024 the Group conducted operations with swap instruments, which constitute agreements with financial institutions to exchange cash flows based on predetermined rates on a future settlement date. There is no cash disbursement at inception, and upon maturity the settlement is performed based on the difference between the contracted rate and the effective settlement rate. The main purpose of these transactions is to protect future net income and cash flows arising from exposures to foreign‑currency‑denominated loans.

During the year, The Group entered into a swap agreement linked to a EUR‑denominated loan with the objective of converting its exposure from EUR to Brazilian reais at a predetermined fixed rate. Through this structure, The Group economically transforms the original foreign‑currency obligation into a fixed‑rate BRL liability, thereby mitigating the effects of exchange rate volatility on its financial statements and enhancing predictability of future cash flows.

The fair values were estimated based on available market information and specific valuation methodologies, discounted to present value. (Methodology described above in item (b)).

The notional amount and contractual maturities of the swap are aligned with the EUR‑denominated loan of R$54,389 thousand disclosed in Note 17, while the fair value amount of R$ 669 is recorded in the statement of financial position.

26	Subsequent events

On December 5, 2025, the controlling interest of Comtrafo Indústria de Transformadores Elétricos S.A. (“Comtrafo”) was acquired by AMSC (American Superconductor Corporation), through a transaction that resulted in a change in the Comtrafo’s ownership structure.

This transaction did not involve the subsidiary Eletrotrafo Produtos Elétricos Ltda. (“Eletrotrafo”) which was distributed to the previous shareholders via a spin off on December 5, 2025. The summary statement of financial position of Eletrotrafo as of December 31, 2024 included in the consolidated financial statements of Comtrafo before consolidation adjustments was as follows:

Cash and cash equivalents	19,312
Trade and other receivables	9,125
Inventories	39,584
Other assets	15,234

Total assets	83,255

Total liabilities	36,798

Total shareholders' equity	46,457

Additionally, as part of this transaction, the related‑party lease agreements for the sites housing the Group’s manufacturing facilities, described in Note 20, were terminated in 2025, as these properties were also acquired by AMSC and subsequently merged into Comtrafo’s property, plant and equipment.

As part of the changes in the shareholder structure, in December 2025 the Group’s share capital was increased by R$366,085, as follows: (i) in cash for acquisition to property, plant and equipment  in the amount of R$ 168,941, and (ii) R$197,143 from the utilization of reserves.

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